EXHIBIT 99.1

Global Crossing Offers to Acquire Fibernet

•	Offer values issued and to-be-issued shares of Fibernet at approximately $96.1 million.

•	Offer unanimously recommended by Fibernet’s board.

•	Transaction expected to close in the fourth quarter of 2006.

•	Acquisition accelerates Global Crossing’s growth and development.

•	Fibernet brings marquee roster of enterprise and carrier customers to Global Crossing.

Florham Park, NJ- August 25, 2006 — Global Crossing (NASDAQ: GLBC) announced today that its subsidiary, GC Acquisitions UK Limited (“GC Acquisitions UK”) has made a cash offer to acquire all of the issued and to-be-issued shares of Fibernet Group Plc (LSE: FIB), a provider of specialist telecommunications networks to large enterprises and other telecommunications and Internet service companies.

The offer values the issued and to-be-issued shares of Fibernet at approximately $96.1 million (50.6 million British pounds sterling) and has been unanimously recommended by Fibernet’s board of directors. If they accept the offer, Fibernet shareholders would receive 78 pence (approximately $1.48) per share in cash at closing of the transaction. The Fibernet directors have irrevocably undertaken to accept the offer with respect to all of their direct and beneficial holdings. In addition, certain institutions have also agreed to accept the offer, subject to conditions. The directors’ shares combined with the institutional shares represent approximately 39 percent of Fibernet’s outstanding shares.

“This is a great transaction for our company and for Fibernet,” said John Legere, chief executive officer of Global Crossing. “Global Crossing and Fibernet have complementary businesses in the UK. The opportunity to combine and grow these businesses is compelling and exciting for us. I look forward to a quick and seamless integration upon closing and to better serving existing customers and welcoming new customers with the expanded range of products we will offer.”

Global Crossing is executing a strategy focused on its “invest and grow” segment, namely that part of the business serving multinational enterprises and service providers with innovative IP services. Global Crossing believes that this transaction will accelerate its development by increasing and diversifying Global Crossing’s customer base of “invest and grow” clients in the United Kingdom through the addition of Fibernet’s marquee roster of UK corporate enterprise and carrier customers. Examples of these new customers include the Bank of England, Citigroup, IBM and Carphone Warehouse.

Global Crossing and Fibernet have complementary long haul networks. This complementary network infrastructure will facilitate the integration, allowing the combined company to offer Global Crossing’s broad array of innovative IP-based service offerings to Fibernet’s current customer base. It will also result in the creation of a strong market position from which to expand this list of enterprise customers.

Fibernet provides its services from a national fiber network in the UK and also from its metropolitan networks in London, Bristol, Birmingham, Edinburgh, Frankfurt, Glasgow, Leeds, Manchester and Reading. The company has more than 100 points of presence in the UK and an additional 12 in Frankfurt, Germany. In the financial year ended August 31, 2005, Fibernet reported revenue of 47.9 million pounds sterling and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of 15.9 million pounds sterling, or $91.0 million and $31.2 million, respectively, at current exchange rates. These financial results were previously reported by Fibernet in accordance with UK Generally Accepted Accounting Principles (UK GAAP).

Charles McGregor, chief executive of Fibernet said: “In an increasingly competitive market, where the consolidation of two complementary businesses can deliver a stronger combined company, I believe that this union will provide an enhanced position for the interests of stakeholders overall.”

“The acquisition of Fibernet will be a terrific example of how we are building upon Global Crossing’s unique value proposition and growing our business through targeted acquisitions to accelerate our organic business plan,” added Legere. “As the telecommunications industry continues to consolidate, we’ll capitalize on select opportunities to augment our customer base, extend our reach and capabilities, and grow as the nimble, flexible IP-based telecommunications leader that is today’s Global Crossing.”

The acquisition is expected to close in the fourth quarter of 2006 and is conditioned on acceptance by Fibernet shareholders and regulatory approvals. Additional detail on the transaction will be forthcoming upon completion of the offer following the procedures established by the City Code on Takeovers and Mergers in the United Kingdom.

Hawkpoint Partners Limited is acting as sole financial advisor on the transaction to Global Crossing Limited and GC Acquisitions UK.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities in 28 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

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This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: The possibility that the proposed acquisition of Fibernet is not completed due to the failure of a closing condition or the making of a superior offer by another bidder; Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contact

Becky Yeamans

+1 973 937 0155

PR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+1 800 836 0342

glbc@globalcrossing.com